EXHIBIT 99.1

FOR IMMEDIATE RELEASE

C2 Global Technologies Inc. Announces Forgiveness of Debt and Issues Common Stock

Toronto, Ontario, January 5, 2007 - On December 30, 2006, C2 Global Technologies Inc., a Florida corporation (“C2”), issued 3,847,475 shares of its common stock at $0.88 per share to Counsel LLC (“LLC”), a Delaware limited liability company, and an indirectly wholly-owned subsidiary of Counsel Corporation, in exchange for the conversion by LLC of $3,385,778 of C2’s debt principal. Contemporaneously therewith, Counsel Corporation and certain of its subsidiaries, including LLC, forgave the balance of the debt owed to them by C2. The aggregate amount of debt forgiveness to C2 was $80,195,947, including accrued and unpaid interest to that date.

As a result of the foregoing, Counsel and its subsidiaries are holders of 21,364,744 shares of C2, in the aggregate, which represent approximately 92.55% of C2’s outstanding securities.

About C2 Global Technologies Inc.
C2’s business is focused on licensing its patents, which include two foundational patents in Voice over Internet Protocol (“VoIP”) technology. C2 plans to realize value from its intellectual property by offering licenses to service providers, equipment companies and end-users that are deploying VoIP networks for phone-to-phone communications. For further information, please visit C2’s website at www.c-2technologies.com.

Forward-Looking Statements
Forward-looking statements in this release, including statements regarding any patent infringement lawsuit, are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations as well as assumptions made by, and information currently available to, management. These expectations of future events are subject to certain risks and uncertainties as noted in our SEC and other regulatory filings and actual results may differ materially from the forward-looking statements. C2 Global Technologies Inc. does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.

TEL: (416) 866-3059	C2 Global Technologies Inc.
Allan C. Silber, Chairman of the Board and Chief Executive Officer
E-mail:  asilber@c-2technologies.com